BlackRock Funds - BlackRock Global Science & Technology
Opportunities Portfolio

File No. 811-05742

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending September 30, 2008, BlackRock Science & Technology Opportunities Portfolio (formerly BlackRock Global Science & Technology Opportunities Portfolio) of BlackRock Funds (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of BlackRock Technology Fund, Inc. ("Technology Fund"), File No. 811-08721.

The Board of the Registrant and the Board of Technology Fund unanimously approved the Reorganization at meetings held on February 26, 2008, and the proposal which provides for the transfer of substantially all of the assets and certain stated liabilities of Technology Fund to the Registrant in exchange solely for Investor A, Investor B, Investor C, Institutional and R shares of the Registrant; the distribution of such shares to the shareholders of Technology Fund in complete liquidation thereof; and the subsequent dissolution and termination of Technology Fund.

On April 1, 2008, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-150026) (the "N-14 Registration Statement").
The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Technology Fund. Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on May 9, 2008 followed by a filing on Form 497 on May 20, 2008. The N-14 Registration Statement as so amended was declared effective by the Commission on May 20, 2008.

On August 1, 2008, the shareholders of Technology Fund approved the Reorganization at a special meeting of shareholders held for that purpose. On September 15, 2008 (the "Reorganization Date"), pursuant to the Agreement, Technology Fund transferred assets valued at $131,342,318 to the Registrant and received in exchange 8,192,933 Investor A shares, 1,380,801 Investor B shares, 2,471,268 Investor C shares, 5,985,171 Institutional shares and 186,241 R shares of the Registrant. Such shares were then distributed to the shareholders of Technology Fund on that date.

An Application for Deregistration on Form N-8F was filed by Technology Fund with the Securities and Exchange Commission on
November 11, 2008.